                       GRAY COMMUNICATIONS SYSTEMS, INC.
                                  P.O. BOX 48
                           ALBANY, GEORGIA 31702-0048

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

    The 1997 Annual Meeting of Shareholders of Gray Communications Systems, Inc. (the "Company") will be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia on the 1st day of May, 1997 at 9:30 a.m., local time, for the following purposes:

    (1) To elect seven directors to hold office until their successors have been duly elected and qualified;

    (2) To approve the appointment of Ernst & Young LLP as the independent auditors of the Company and its subsidiaries for the year ending December 31, 1997; and

    (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on March 21, 1997 will be entitled to notice of and to vote at this meeting or any adjournment or adjournments thereof. The transfer books of the Company will not be closed.

    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING IN ORDER THAT THE PRESENCE OF A QUORUM BE ASSURED. ENCLOSED IS A FORM OF PROXY WHICH, IF YOU DO NOT EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND FORWARD TO THE SECRETARY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,
                                          Robert A. Beizer
                                          SECRETARY

Albany, Georgia
April 9, 1997

                       GRAY COMMUNICATIONS SYSTEMS, INC.
                                  P.O. BOX 48
                           ALBANY, GEORGIA 31702-0048

                            ------------------------

                                PROXY STATEMENT
           FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 1997

                            ------------------------

                     SOLICITATION AND REVOCABILITY OF PROXY

    The enclosed proxy is solicited by the Board of Directors of Gray Communications Systems, Inc. (the "Company") in connection with the Annual Meeting of Shareholders to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia on the 1st day of May, 1997 at 9:30 a.m., local time, and at any adjournments thereof.

    The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 9, 1997.

    You are requested to sign and complete the enclosed proxy and return it in the enclosed envelope. Any person giving this proxy has the power to revoke it at any time before it is exercised by delivering to the Company a written instrument revoking it or a duly executed proxy bearing a later date. The proxy will also be revoked if the person or persons executing it shall be present at the meeting and elect to vote in person. If the proxy is not revoked or suspended, the shares represented by the proxy will be voted as specified at the meeting. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed herein and for approval of the proposal stated in the accompanying Notice and described herein.

    The Board of Directors of the Company is not aware of any matter that may come before the meeting other than the proposal stated in the accompanying Notice and described herein. No director has informed management that he intends to oppose any action to be taken at the meeting. If any other matter is properly presented to the meeting for action, the individuals named in the proxy will have discretionary authority to vote on such matter.

    The cost of soliciting proxies will be borne by the Company, which may reimburse brokers and others for their expenses incurred in obtaining voting instructions from beneficial owners of Class A Common Stock, no par value (the "Class A Common Stock"), and Class B Common Stock, no par value (the "Class B Common Stock"), of the Company held of record by such brokers and others.

                           OUTSTANDING CAPITAL STOCK

    The record date for shareholders entitled to vote at the meeting is the close of business on March 21, 1997. At the close of business on that date, the Company had issued and outstanding 4,496,402 shares of Class A Common Stock and 3,332,382 shares of Class B Common Stock, which constitute the only voting securities of the Company.

                               QUORUM AND VOTING

    Only owners of record of the Class A Common and Class B Common Stock at the close of business on the record date will be entitled to vote at this meeting. Each owner of record on the record date of Class A Common Stock is entitled to 10 votes for each share of Class A Common Stock so held and each owner of record on the record date of Class B Common Stock is entitled to one vote for each share of Class B Common Stock so held. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall constitute a quorum at a meeting of the shareholders. Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or a "broker non-vote"

(i.e., shares represented at the meeting held by brokers or shareholder nominees as to which (i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have the discretionary voting power on a particular matter with respect to such shares) will count as shares present and entitled to vote for purposes of determining the presence of a quorum. Except with respect to the election of directors, which is by a plurality of votes cast, other matters submitted to shareholder vote will be approved if a quorum is present in person or by proxy and a majority of the votes cast on a particular matter are cast in favor of that matter. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                             ELECTION OF DIRECTORS
                                   (ITEM ONE)

    It is intended that the shares represented by the enclosed proxy will be voted for the election of the seven nominees for director named in this section unless otherwise specified. The seven director nominees listed below, all of whom currently serve as directors, have been nominated to serve as directors until the next annual election of directors and until their respective successors are duly elected and qualified. If any nominee for director should become unavailable, which is not anticipated, it is intended that such shares subject to proxy will be voted for such substitute nominees as may be nominated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES.

NOMINEES

    Set forth below is certain information with respect to the nominees.

RICHARD L. BOGER                              DIRECTOR SINCE 1991       AGE: 50

    Richard L. Boger has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance organization, and a Director of CornerCap Group of Funds, a "Series" investment company since prior to 1992. Mr. Boger is a member of the Executive Committee and Management Personnel Committee of the Board of Directors.

HILTON H. HOWELL, JR.                         DIRECTOR SINCE 1993       AGE: 35

    Hilton H. Howell, Jr. has been President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since May 1995. He has been Executive Vice President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1994, and Executive Vice President of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. In addition, since 1994, he has served as Vice President and Secretary of Bull Run Corporation, a designer and manufacturer of dot matrix printers. He is also a director of the following corporations: Bull Run Corporation, Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. From 1989 to 1991, Mr. Howell practiced law in Houston, Texas with the law firm of Liddell, Sapp, Zivley, Hill & LaBoon. Mr. Howell is a member of the Audit Committee. He is the son-in-law of J. Mack Robinson.

WILLIAM E. MAYHER, III                        DIRECTOR SINCE 1990       AGE: 57

    William E. Mayher, III has been a neurosurgeon in Albany, Georgia since prior to 1992. Dr. Mayher is a member of the Executive Committee and has served as Chairman of the Board of Directors since August 1993.

HOWELL W. NEWTON                              DIRECTOR SINCE 1991       AGE: 50

    Howell W. Newton has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since prior to 1992. Mr. Newton is chairman of the Audit Committee.

HUGH NORTON                                   DIRECTOR SINCE 1987       AGE: 64

    Hugh Norton has been President of Norco, Inc., an insurance agency, since prior to 1992.

ROBERT S. PRATHER, JR.                        DIRECTOR SINCE 1993       AGE: 52

    Rober S. Prather, Jr. has been interim Executive Vice President -- Acquisitions of the Company since September 1996 and has been President and Chief Executive Officer of Bull Run Corporation since July 1992 and a Director of Bull Run Corporation since 1992. He is a member of the Executive Committee and Management Personnel Committee of the Company.

J. MACK ROBINSON                              DIRECTOR SINCE 1993       AGE: 73

    J. Mack Robinson has been interim President and Chief Executive Officer of the Company since September 1996. He has been Chairman of the Board of Bull Run Corporation since March 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1974 until 1995 and Chairman of the Board of Atlantic American Corporation since 1974. He is also a director of the following corporations: Bull Run Corporation, Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, and American Safety Insurance Company and director emeritus of Wachovia Corporation. Mr. Robinson is a member of the Executive Committee and Management Personnel Committee of the Company. Mr. Robinson is the father-in-law of Hilton H. Howell, Jr.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND OTHER PRINCIPAL HOLDERS
  OF THE COMPANY'S VOTING SECURITIES

    The following table sets forth certain information regarding the ownership of Class A Common Stock and Class B Common Stock as of March 21, 1997 by (i) any person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common Stock or the Class B Common Stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group.

                                                        CLASS A COMMON STOCK   CLASS B COMMON STOCK   COMBINED
                                                                                                       VOTING
                                                         BENEFICIALLY OWNED     BENEFICIALLY OWNED   PERCENT OF
                 NAME AND ADDRESS OF                    ---------------------  --------------------    COMMON
                  BENEFICIAL OWNERS                       SHARES     PERCENT    SHARES     PERCENT      STOCK
------------------------------------------------------  ----------  ---------  ---------  ---------  -----------
Robert A. Beizer                                            --         --         --         --          --
Richard L. Boger (1)                                        17,151      *          7,500      *           *
Joseph A. Carriere (1)                                       4,530      *            181     --           *
William A. Fielder, III (1)                                 11,972      *             64     --           *
Estate of Ralph W. Gabbard (1),(2)                         168,461       3.6%     --         --            3.4%
Hilton H. Howell, Jr. (1),(3),(4),(5)                    1,273,240      28.3%      7,500      *           25.4%
William E. Mayher, III (1)                                   9,000      *          7,500      *           *
Howell W. Newton (1)                                         1,750      *          7,500      *           *
Hugh Norton (1)                                              9,000      *          7,500      *           *
Robert S. Prather, Jr. (1),(3),(6)                       1,234,840      27.5%      8,300      *          24.6 %
J. Mack Robinson (1),(3),(5),(7),(8)                     1,996,030      44.4%      7,500      *          39.8 %
Thomas J. Stultz                                             1,500      *            600      *           *
Bull Run Corporation (9)                                 1,211,590      27.0%     --         --           24.1%
The Capital Group Companies, Inc. (10)                      --         --        200,000       6.0%       *
Citicorp (11)                                               --         --        212,405       6.4%       *
Mario J. Gabelli (12)                                       --         --        660,634      19.8%        1.3%
Mellon Bank Corporation (13)                                --         --        300,000       9.0%       *
George H. Nader (14)                                       240,899       5.4%     --         --            4.8%
Shapiro Capital Management Company, Inc. (15)               --         --        602,695      18.1%        1.2%
All directors and executive officers as a group (14
 persons) (1)-(7),(16)                                   2,307,558      49.3%     54,190       1.6%       46.1%

------------------------

 *  Less than 1%.

(1) Includes options to purchase Class A Common Stock or Class B Common Stock as follows: each of Messrs. Boger, Howell, Mayher, Newton, Norton, Prather and Robinson -- 7,500 shares of Class B Common Stock; Mr. Carriere -- 3,750 shares of Class A Common Stock; Mr. Fielder -- 10,500 shares of Class A Common Stock; Estate of Ralph W. Gabbard -- 45,509 shares of Class A Common Stock.

(2) Includes 122,034 shares of Class A Common Stock granted by the Company's Board of Directors to the estate of Mr. Gabbard due to his death. The shares were not issued as of the March 21, 1997 record date. Subsequent to the record date, the shares were issued to Mr. Gabbard's estate and the Company has been informed that the shares were sold by the estate to Robert S. Prather, Jr. in a private transaction.

(3) Includes 1,211,590 shares of Class A Common Stock owned by Bull Run Corporation as described in footnote (9) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run Corporation and Messrs. Prather and Robinson are principal shareholders of Bull Run Corporation and, as such, may be deemed to have the right to vote or dispose of such shares. Each of Messrs. Howell, Prather and Robinson disclaims beneficial ownership of the shares owned by Bull Run Corporation.

(4) Includes 39,050 shares of Class A Common Stock owned by Mr. Howell's wife, as to which shares Mr. Howell disclaims beneficial ownership. Excludes 63,000 Class A shares held in trust for Mr. Howell's wife.

(5) Excludes as to Mr. Howell, and includes as to Mr. Robinson, an aggregate of 297,540 shares of Class A Common Stock owned by certain companies of which Mr. Howell is an officer and director and Mr. Robinson is an officer, director and a principal or sole shareholder.

(6) Includes 150 shares of Class A Common Stock owned by Mr. Prather's wife, as to which shares Mr. Prather disclaims beneficial ownership.

(7) Includes an aggregate of 256,650 shares of Class A Common Stock owned by Mr. Robinson's wife directly and as trustee for their daughters, as to which shares Mr. Robinson disclaims beneficial ownership. Does not include warrants owned by Mr. Robinson and certain of his affiliates to purchase shares of Class A Common Stock which are vested but are not exercisable within 60 days. See "Issuance of Preferred Stock and Warrants." Mr. Robinson's address is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(8) To comply with regulations and policies of the Federal Communications Commission (the "FCC"), the Company is seeking the FCC's consent to the transfer of de facto control of the Company to J. Mack Robinson, resulting from his status as largest shareholder and his proposed continuing involvement in management as President, Chief Executive Officer and director. See "Certain Relationships and Related Transactions."

(9) Owned by Bull Run Corporation through its wholly-owned subsidiary, DataSouth Computer Corporation. Does not include warrants to purchase shares of Class A Common Stock which are vested, but are not exercisable within 60 days. See "Issuance of Preferred Stock and Warrants." The address of Bull Run Corporation is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(10) This information was furnished to the Company on a Schedule 13G filed by The Capital Group Companies, Inc. and Capital Guardian Trust Company. Capital Guardian Trust Company, a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of these shares as a result of its serving as the investment manager of various institutional accounts, but has authority to vote only 66,000 Class B shares. The address of The Capital Group Companies, Inc. and Capital Guardian Trust Company is 333 South Hope Street, Los Angeles, California 90071.

(11) This information was furnished to the Company on a Schedule 13G filed by Citicorp and Citibank, N.A. Citibank, N.A., a wholly-owned subsidiary of Citicorp, is the beneficial owner of these shares. The address of Citicorp and Citibank, N.A. is 399 Park Avenue, New York, New York 10043.

(12) This information was furnished to the Company on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership as follows:
    Gabelli Funds, Inc. -- 307,000 shares; GAMCO Investors, Inc. -- 262,134 shares; Gabelli International Limited -- 90,000 shares; and Mr. Gabelli -- 1,500 shares. Mr. Gabelli is deemed to have beneficial ownership of all of the securities listed. Gabelli Funds, Inc. is deemed to have beneficial ownership of all of the shares except for the shares held by Mr. Gabelli, however GAMCO Investors, Inc. only has the authority to vote 237,134 of the Class B shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(13) This information was furnished to the Company on a Schedule 13G filed by Mellon Bank Corporation. The Dreyfus Corporation, a subsidiary of Mellon Bank Corporation, is the beneficial owner of these shares of Class B Common Stock as the result of its serving as an investment adviser. The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

(14) Mr. Nader's address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.

(15) This information was furnished to the Company on a Schedule 13G filed by Shapiro Capital Management Company, Inc., an investment adviser, and also by Samuel R. Shapiro, President, Director and majority shareholder of Shapiro Capital Management Company, Inc. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road NW, Atlanta, Georgia 30306.

(16) Includes 52,500 Class B shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Non-Qualified Stock Option Plan for non-employee directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than ten percent of a registered class of a company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Officers, directors and greater than ten percent shareholders of the Company are required by SEC regulation to furnish the Company with copies of all such Section 16(a) reports that they file.

    To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and ten percent beneficial owners were met, except that Joseph A. Carriere, Vice President -- Television, inadvertently was late in filing his Form 5 disclosing the purchase of 342 shares of Class A Common Stock under the Company's 401(k) plan in 1996.

DIRECTORS COMMITTEES AND MEETINGS

    Three meetings of the Board of Directors were held during the year ended December 31, 1996. Each director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board of Directors of which he was a member, during the year ended December 31, 1996. In addition to the Executive Committee, the Board of Directors has a Management Personnel Committee and an Audit Committee. The Audit Committee is comprised of Messrs. Howell and Newton. The functions performed by the Audit Committee include review of the affairs of the Company with its independent auditors in determining whether in the professional opinion of such auditors, the accounts are currently and accurately kept and the condition of the Company corresponds therewith, as well as whether officers and employees of the Company have provided adequate cooperation and assistance to the Company's independent auditors for the purpose of making its deter mination. It held one meeting during 1996.

    The Management Personnel Committee is comprised of Messrs. Boger, Prather and Robinson. Among its functions is to make recommendations with respect to executive salaries, bonuses and compensation and to serve as the nominating committee with respect to the principal officers and other committees of the Board of Directors, as well as making nominations respecting membership of the Board of Directors of the Company. The Management Personnel Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications. The Management Personnel Committee met four times during the year ended December 31, 1996.

DIRECTOR'S COMPENSATION

    Directors who are not employed by the Company received an annual fee of $6,000 for the year ended December 31, 1996. Nonemployee directors are paid $500 for attendance at meetings of the Board of Directors and $500 for attendance at meetings of committees of the Board. Committee chairmen, not employed by the Company, receive a fee of $800 for each meeting they attend. Any outside director who served as Chairman of the Board for the year ended December 31, 1996 received an annual retainer of $12,000. Outside directors are paid 40% of the usual fee arrangement for attending any special meeting of the Board of Directors or any commi ttee thereof conducted by telephone.

    For the year ending December 31, 1997, the Board of Directors approved a recommendation by the Management Personnel Committee to increase the annual fee to non-employee directors to $10,000 beginning in 1997 and $15,000 to any outside director serving as Chair man of the Board.

    In addition, the Company has a Non-Qualified Stock Option Plan for non-employee directors that currently provides for the annual grant of options to purchase up to 7,500 shares of Class B Common Stock at a price per share equal to the market price at the time of grant. Such options are exercisable until the end of the first month following the close of the Company's fiscal year.

                             EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation of the Company's former President, its Chief Executive Officer and the other executive officers whose annual compensation exceeded $100,000 during the year ended December 31, 1996 (the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                      -----------------------------
                                                                                 AWARDS
                                                                      -----------------------------
                                                                                       SECURITIES
                                         ANNUAL COMPENSATION                           UNDERLYING
                                  ----------------------------------    RESTRICTED       OPTIONS         ALL OTHER
  NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS     STOCK AWARDS      SARS(#)       COMPENSATION
--------------------------------  ------------  ---------  ---------  --------------  -------------  -----------------
J. Mack Robinson                       1996        --         --            --             --               --
 interim President and
 Chief Executive Officer
 and a Director (1)

Ralph W. Gabbard, Former               1996       236,283     --            --             --            216,592(3)
 President and Director (1)            1995(2)    260,949    150,000        --           15,000           12,628(4)
                                       1994        76,611    168,117    1,200,000(5)     30,509             --

Thomas J. Stultz,                      1996(6)    152,788    150,000        --             --               --
 Vice President, President --
 Publishing Division

Joseph A. Carriere,                    1996       172,692    100,000        --             --              5,698(7)
 Vice President -- Television          1995       115,075     65,847        --            3,750              878(7)
                                       1994(8)      6,635     --            --             --               --

William A. Fielder, III,               1996       135,000    100,000        --             --             10,568(9)
 Vice President and Chief              1995       106,050     21,000        --            3,000            9,407(10)
 Financial Officer                     1994        95,127     --            --             --              6,695(11)

Robert A. Beizer,                      1996(6)    169,231     --            --           15,000(12)         --
 Vice President -- Law &
 Development

------------------------

(1) Mr. Gabbard died on September 10, 1996. Upon his death, Mr. Robinson was appointed interim President and Chief Executive Officer, but received no compensation during the year ended December 31, 1996.

(2) Mr. Gabbard was elected President and a director of the Company in December 1995 and served as such until his death in September 1996. Prior to this election he served as Vice President of the Company and President and Chief Operating Officer of the Company's broadcast operations from September 2, 1994 to December 1995.

(3) $3,750, $2,110 and $3,839 represent payments by the Company for matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively. $206,893 represents payments or accruals made by the Company to the estate of Mr. Gabbard.

(4) $3,750, $2,736 and $6,142 represent payments by the Company for matching contributions to the 401(k) plan, term life insurance premiums, and long term disability premiums, respectively.

(5) Mr. Gabbard had an employment agreement with the Company which provided him with 122,034 shares of Class A Common Stock if his employment with the Company continued until September 1999. The Company awarded these shares to the estate of Mr. Gabbard due to his death. The shares were not issued as of the March 21, 1997 record date. Subsequent to the record date, the shares were issued to Mr. Gabbard's estate and the Company has been informed that the shares were sold to Robert S. Prather, Jr. in a private transaction. The market value of such shares at December 31, 1996 was $2,303,392. Approximately $880,000, $240,000 and $80,000 of compensation expense was recorded in 1996, 1995 and 1994, respectively. The Company paid no dividends on such shares.

(6) Mr. Stultz and Mr. Beizer joined the Company in February 1996.

(7) $3,750 and $1,948 represent payments by the Company in 1996 for matching contributions to the 401(k) plan and term life insurance premiums. $878 represents payments by the Company in 1995 for term life insurance premiums.

(8) Mr. Carriere joined the Company in November 1994.

(9) $5,765, $3,750, $414 and $639 represent payments or accruals by the Company for supplemental retirement benefits, matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively.

(10) $5,765, $2,625, $378 and $639 represent payments or accruals by the Company for supplemental retirement benefits, matching contributions to the 401(k) plan, term life insurance premiums and long term disability premiums, respectively.

(11) $5,717, $338 and $640 represent payments or accruals by the company for supplemental retirement benefits, term life insurance premiums and matching contributions to the 401(k) plan, respectively.

(12) Represents options to purchase Class B Common Stock.

STOCK OPTIONS GRANTED

    The following table contains information on stock options granted to the Company's named executives during the year ended December 31, 1996. Under the Company's 1992 Long Term Incentive Plan (the "Incentive Plan"), all salaried officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are exercisable over a three-year period beginning on the second anniversary of the grant date and expire one month after termination of employment. The total number of shares issuable under the Incentive Plan is not to exceed 600,000 shares of which 200,000 are Class A Common Stock and 400,000 are Class B Common Stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting shareholders of the Company.

    The Incentive Plan is administered by the members of the Management Personnel Committee of the Board of Directors who are not eligible for selection as participants under the Incentive Plan. The Incentive Plan is intended to provide additional incentives and motivation for the Company's employees. The Management Personnel Committee, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, among other things.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                         % OF TOTAL                                    STOCK PRICE
                        NUMBER OF          OPTIONS                                   APPRECIATION FOR
                        SECURITIES       GRANTED TO     EXERCISE OR                  OPTION TERM (1)
                        UNDERLYING      EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------
       NAME          OPTIONS GRANTED     FISCAL YEAR     ($/SHARE)       DATE        5%($)     10%($)
-------------------  ----------------  ---------------  -----------  ------------  ---------  ---------
Robert A. Beizer          15,000(2)             100         15.875     12/12/2001     65,790    145,378

------------------------

(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Class B Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Class B Common Stock holdings are dependent on the timing of such exercise and the future performance of the Class B Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(2) Represents options to purchase Class B Common Stock.

STOCK OPTIONS EXERCISED

    The following table sets forth information about unexercised stock options held by the named executives. No stock options were exercised by such officers during 1996. All of these options entitle the holder thereof to purchase shares of Class A Common Stock, except that Mr. Beizer's options entitle him to purchase shares of Class B Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                  VALUE OF
                                                                    CLOSING     UNEXERCISABLE  EXERCISABLE
                           EXERCISABLE  UNEXERCISABLE  EXERCISE      PRICE      IN-THE-MONEY   IN-THE-MONEY
          NAME               OPTIONS       OPTIONS       PRICE     @12/31/96       OPTIONS       OPTIONS
-------------------------  -----------  -------------  ---------  ------------  -------------  ------------
Ralph W. Gabbard               30,509                  $    9.67   $   18.875                   $  280,936
                               15,000                  $   13.33   $   18.875                       83,126
                           -----------       ------                             -------------  ------------
                               45,509             0                              $         0    $  364,062
                           -----------       ------                             -------------  ------------
                           -----------       ------                             -------------  ------------

William A. Fielder, III         7,500                  $    9.67   $   18.875                   $   69,062
                                              3,000    $   13.33   $   18.875    $    16,625
                           -----------       ------                             -------------  ------------
                           -----------       ------                             -------------  ------------
                                7,500         3,000                              $    16,625    $   69,062
                           -----------       ------                             -------------  ------------
                           -----------       ------                             -------------  ------------

Joseph A. Carriere                  0         3,750    $   13.33   $   18.875    $    20.781    $        0
                           -----------       ------                             -------------  ------------
                           -----------       ------                             -------------  ------------

Robert A. Beizer                    0        15,000    $  15.875   $   17.000    $    16,875    $        0
                           -----------       ------                             -------------  ------------
                           -----------       ------                             -------------  ------------

SUPPLEMENTAL PENSION PLAN

    The Company has entered into agreements with certain key employees to provide these employees with supplemental retirement benefits. The benefits are disbursed after retirement in contractually predetermined payments of equal monthly amounts over the employee's life, or the life of a surviving eligible spouse, for a maximum of 15 years. The Company maintains life insurance coverage on these individuals in adequate amounts to fund the agreements.

RETIREMENT PLAN

    The Company sponsors a defined benefit pension plan, intended to be tax qualified, for certain of its employees and the employees of any of its subsidiaries which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to
(i) 22% of the employee's average earnings for the highest five consecutive years during the employee's final 10 years of employment multiplied by a factor, the numerator of which is the employee's years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) .9% of the employee's monthly average earnings for the highest five consecutive years in the employee's final 10 years of employment added to .6% of monthly average earnings in excess of Social Security covered compensation, and multiplied by the employee's years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. For purposes of illustration, pensions estimated to be payable upon retirement of participating employees in specified salary classifications are shown in the following table:

                               PENSION PLAN TABLE

                                                                          YEARS OF SERVICE
                                                  ----------------------------------------------------------------
REMUNERATION (1)                                     10         15         20         25         30         35
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$ 15,000........................................  $   1,329  $   1,989  $   2,649  $   3,309  $   3,300  $   3,300
  25,000........................................      2,215      3,315      4,415      5,515      5,500      5,500
  50,000........................................      4,834      7,034      9,234     11,434     11,000     11,000
  75,000........................................      7,499     10,799     14,099     17,399     16,500     16,500
 100,000........................................     10,164     14,564     18,964     23,364     22,000     22,000
 150,000........................................     15,494     22,094     28,694     35,294     33,000     33,000
 200,000........................................     18,574     27,374     36,174     44,974     39,600     40,229
 250,000 and above..............................     19,758     29,404     39,050     48,696     43,406     44,095

------------------------

(1) Five-year average annual compensation.

    Employees may become participants in the plan, provided that they have attained age 21 and have completed one year of service. Average earnings are based upon the salary paid to a participating employee by a participating company. Pension compensation for a particular year as used for the calculation of retirement benefits includes salaries, overtime pay, commissions and incentive payments received during the year and the employee's contribution to the Capital Accumulation Plan (as defined). Pension compensation for 1996 differs from compensation reported in the Summary Compensation Table in that pension compensation includes any annual incentive awards received in 1996 for services in 1995 rather than the incentive awards paid in 1997 for services in 1996. The maximum annual compensation considered for pension benefits under the plan in 1996 was $150,000.

    As of December 31, 1996, officers of the Company with full years of actual credited service in this plan are Mr. Fielder -- five years; and Mr. Carriere -- two years. Messrs. Beizer, Gabbard and Stultz had no full years of credited service under the plan at December 31, 1996.

CAPITAL ACCUMULATION PLAN

    Effective October 1, 1994, the Company adopted the Gray Communications Systems, Inc. Capital Accumulation Plan (the "Capital Accumulation Plan") for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

    Contributions to the Capital Accumulation Plan are made by the employees of the Company. The Company matches a percentage of each employee's contribution which does not exceed 6% of the employee's gross pay. The percentage match is declared by the Board of Directors before the beginning of each Capital Accumulation Plan Year and was made with a contribution of the Class A Common Stock through the year ended December 31, 1996 and thereafter will be made with Class B Common Stock. The percentage match declared for the year ended December 31, 1996 was 50%. The Company matching contributions vest based upon an employee's number of years of service, over a period not to exceed five years.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

    Ralph W. Gabbard, the former President of the Company who died in September 1996, and the Company were parties to an employment agreement which provided for annual compensation of $250,000 during the term of the agreement (subject to yearly inflation adjustment) and entitled Mr. Gabbard to certain fringe benefits. In addition to his annual compensation, Mr. Gabbard was entitled to participate in an annual incentive compensation plan and the Incentive Plan. Under the annual incentive compensation plan, Mr. Gabbard was eligible to receive additional compensation if the operating profits of the broadcasting group of the Company reached or exceeded certain goals. Under the Incentive Plan, Mr. Gabbard received non-qualified stock options to purchase 45,509 shares of Class A Common Stock. These options are exercisable over a one-year period beginning upon his death in September 1996. The exercise price for such options is $9.67. Upon the fifth anniversary of Mr. Gabbard's employment with the Company, Mr. Gabbard would have been entitled to receive 122,034 shares of Class A Common Stock. Subsequent to Mr. Gabbard's death, the Board of Directors awarded these shares to the estate of Mr. Gabbard and such shares were issued on March 24, 1997.

    In February 1996, the Board of Directors approved an amendment to Mr. Gabbard's employment agreement to increase Mr. Gabbard's base salary from $250,000 to $300,000, effective January 1, 1996, and to establish a new annual compensation plan (the "Annual Compensation Plan") to be based upon the achievement by the Company of certain operating profit, the amount of which was to be established by the Board of Directors. Under the Annual Compensation Plan, if the Company achieved the targeted amount of operating profit in any given year, Mr. Gabbard would have been entitled to receive $200,000 as additional compensation. The Annual Compensation Plan further provided that if the Company exceeded the targeted amount of operating profit in any given year, Mr. Gabbard would have been entitled to receive additional compensation in excess of $200,000, as determined by the Board of Directors.

    William A. Fielder, III, Vice President and Chief Financial Officer of the Company, has an employment agreement with the Company dated April 1991, which was amended March 1993, to provide for the continuation of his annual salary (currently $145,000) for a period of one year in the event of termination without cause.

    Robert A. Beizer and the Company entered into an employment agreement dated February 12, 1996, for a two-year term which automatically extends for three successive one-year periods, subject to certain termination provisions. The agreement provides that Mr. Beizer shall be employed as Vice President-Law and Development of the Company with an initial annual base salary of $200,000 and a grant of options to purchase 15,000 shares of Class A Common Stock with an exercise price of $19.375 per share under the Incentive Plan at the inception of his employment. In December, 1996, the Board of Directors approved an amendment to Mr. Beizer's contract which replaces this option with the grant of an option to purchase 15,000 shares of Class B Common Stock with an exercise price of $15.875 per share. The amended Agreement provides that Mr. Beizer's base salary shall be increased yearly based upon a cost of living index and he will receive non-qualified options to purchase 7,000 shares of Class B Common Stock annually during the term of the agreement at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of the grant. Accordingly, on February 12, 1997, he was granted an option to purchase an additional 7,000 shares of Class B Common Stock at $18.75. All options granted are exercisable over a three-year period beginning upon the second anniversary of the grant date. If there is a "change of control" of the Company, Mr. Beizer will be paid a lump sum amount equal to his then current base salary for the remaining term of the agreement and will be granted any remaining stock options to which he would have been entitled. For purposes of the agreement, "change of control" is defined as any change in the control of the Company that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the Securities Exchange Act of 1934. Mr. Beizer has agreed that during the term of his agreement and for two years thereafter, he will be subject to certain non-competition provisions.

    The Management Personnel Committee recommended, and Mr. Beizer agreed, to amend his employment contract to provide for options for Class B Common Stock rather than Class A Common Stock since it had converted the Company's matching contribution under the Capital Accumulation Plan and the non-employee director options to Class B Common Stock. In an effort to make all future options consistent, the Management Personnel Committee has recommended that all future officer and employee executive stock options entitle the holders thereof to purchase Class B Common Stock.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                  LENGTH OF
                                              NUMBER OF                   EXERCISE                 ORIGINAL
                                             SECURITIES    MARKET PRICE   PRICE AT               OPTION TERM
                                             UNDERLYING    OF STOCK AT     TIME OF               REMAINING AT
                                            OPTIONS/ SARS    TIME OF      REPRICING      NEW       DATE OF
                                             REPRICED OR   REPRICING OR      OR       EXERCISE   REPRICING OR
             NAME                  DATE      AMENDED (#)    AMENDMENT     AMENDMENT   PRICE($)    AMENDMENT
-------------------------------  ---------  -------------  ------------  -----------  ---------  ------------
Robert A. Beizer                  12/12/96       15,000     $   15.875    $  19.375   $  15.875    4 years
 Vice President -- Law and
 Development

        MANAGEMENT PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The goals of the Company's executive compensation program for 1996 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals the Company relies primarily on salaries, bonuses, options and other compensation for each of the Company's executive officers, except that each of the salaries of Messrs. Gabbard and Beizer is specified in his employment agreement with the Company. Such determinations of the Management Personnel Committee are reported to the full Board, which then has the opportunity to consider or amend such determinations concerning the compensation payable to executive officers. In 1996, the full Board approved the determinations of the Management Personnel Committee with respect to compensation without making any changes thereto. The Management Personnel Committee's policy for determining an executive's salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of the Company or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive.

    In 1996, the Management Personnel Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. An executive's annual bonus is based on a percentage of his or her annual base salary. In determining the size of a bonus that an executive may earn, the Management Personnel Committee considers the executive's responsibility, experience, knowledge and his or her impact on Company or business unit profitability. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 1996, bonuses ranged from 0% to 95% of an executive's base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by the Company or the business unit for which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual's contribution to the Company or the business unit (which is a subjective analysis). The operating profit targets are approved annually by the Management Personnel Committee. When measuring an executive's individual contribution and performance, the Management Personnel Committee examines quantitative factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual's performance against such mix in absolute terms in relation to other executives at the Company. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Management Personnel Committee takes into account subjective considerations, including the level of such executive's position and the individual's contribution to the Company. Although the Management Personnel Committee believes that its compensation structure is similar to that of other comparable communications companies, it did not specifically compare such structure with that of other companies in 1996.

    Mr. Gabbard's 1996 base salary was $300,000 and the Annual Compensation Plan was established to provide for additional annual compensation of a minimum of $200,000 if certain operating profit levels were achieved. The Management Personnel Committee believed that Mr. Gabbard's base salary and the incentive bonus was consistent with the responsibilities of his position with the Company and his performance as measured by the criteria discussed above. Such compensation was also based on a study conducted by the Management Personnel Committee on compensation paid by 12 other comparable television broadcasting companies. Mr. Gabbard's annual compensation (salary and bonus) was within the middle range of such comparable television broadcasting companies. Such study included five of the 30 companies included in the New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Standard Industrial Classification Code to which the Company compares the total return on its Class A and Class B Common Stock. See "Performance Graph." Mr. Robinson does not receive any compensation from the Company as interim President and Chief executive Officer.

    Submitted by Management Personnel Committee of the Board of Directors

           Richard L. Boger, Chairman
           Robert S. Prather, Jr.
           J. Mack Robinson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Richard L. Boger, Robert S. Prather, Jr. and J. Mack Robinson are the members of the Management Personnel Committee. Messrs. Robinson and Prather are interim President and Chief Executive Officer and interim Executive Vice President -- Acquisitions of the Company, respectively.

    Gray Kentucky Television, Inc., a subsidiary of the Company ("Gray Kentucky"), is a party to a rights sharing agreement with Host Communications, Inc. ("Host") and certain other parties not affiliated with the Company, pursuant to which the parties agreed to exploit Host's rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Pursuant to such agreement, Gray Kentucky is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky also provides Host with production and certain marketing services and Host provides accounting and various marketing services. During the year ended December 31, 1996, the Company received approximately $300,000 from this joint venture. See "Certain Relationships and Related Transactions" for a description of certain relationships between Messrs. Prather and Robinson and the Company, Bull Run Corporation, Host and CSP (as defined below).

    Bull Run Corporation currently owns 51.5% of the outstanding common stock of Capital Sports Properties, Inc. ("CSP"). CSP's assets consist of all of the outstanding preferred stock of Host and 48.9% of the Host outstanding common stock. Bull Run Corporation also owns approximately 4.5% of Host's currently outstanding common stock directly, thereby giving Bull Run Corporation total direct and indirect ownership of Host of approximately 29.7%, assuming conversion of all currently outstanding exercisable stock options and warrants for Host common stock. Robert S. Prather, Jr., a member of the Company's Board of Directors, is a member of the Board of Directors of both CSP and Host.

    The Company's Board of Directors approved payments to Bull Run Corporation of finders fees for the acquisition of all of the assets of WRDW-TV, a CBS affiliate serving the Augusta, Georgia area (the "Augusta Acquisition") and all the assets of two CBS-affiliated stations, WCTV-TV serving Tallahassee, Florida, Thomasville, Georgia and WKXT-TV in Knoxville, Tennessee, a satellite broadcasting business and a paging business (the "First American Acquisition"). The Company agreed to pay finders fees of $360,000 in connection with the Augusta Acquisition and $1.4 million in connection with the First American Acquisition of which $1.0 million was due and included in accounts payable at December 31, 1996. The Company has agreed to pay Bull Run Corporation a finders fee of $394,000 in connection with the pending acquisition of the assets of WITN-TV, an NBC-affiliate in Washington, N.C.

    On January 3, 1996, Bull Run Corporation purchased for $10.0 million from the Company (i) an 8% subordinated note due in January 2005 (the "8% Note") and
(ii) warrants to purchase 487,500 shares of Class A Common Stock at $17.88 per share (subject to customary antidilution provisions), 337,500 of which are currently fully vested, with the remaining warrants vesting in four equal annual installments commencing January 3, 1998, provided that the 8% Note is outstanding. On January 3, 1996, the closing price of the Class A Common Stock on The New York Stock Exchange was $17.75. The warrants (which represent 9.8% of the issued and outstanding shares of Class A Common Stock as of the record date, after giving effect to the exercise of such warrants) expire in January 2006. The Company obtained a "fairness opinion" from The Robinson-Humphrey Company, Inc., stating that the terms and conditions of the 8% Note were fair, from a financial point of view, to the shareholders of the Company. The proceeds from the sale of the 8% Note and the warrants were used to fund, in part, the Augusta Acquisition for approximately $35.9 million.

ISSUANCE OF PREFERRED STOCK AND WARRANTS

    As part of the public offering of 3,500,000 shares of the Company's Class B Common Stock and $160.0 million aggregate principal amount of the Company's senior subordinated notes due 2006 and the entering into of a new senior secured bank credit facility to provide for a term loan and revolving credit facility aggregating $125.0 million (the "Financing"), the 8% Note was retired and the Company issued to Bull Run Corporation, in exchange therefor, 1,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"). Subject to certain limitations, holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for payment, cumulative cash dividends at an annual rate of $800 per share. The Series A Preferred Stock has priority as to dividends over the Class A Common Stock and Class B Common Stock (the "Common Stock") and any other series or class of the Company's Stock which ranks junior as to dividends as to the Series A Preferred Stock. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive a liquidation price of $10,000 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's Stock which ranks junior as to liquidation rights as to the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, at $10,000 per share, plus an amount equal to any accrued and unpaid dividends to the redemption date and such redemption price may be paid, at the Company's option, in cash or in shares of Class A Common Stock. The holders of shares of Series A Preferred Stock will not be entitled to vote on any matter except (i) with respect to the authorization or issuance of capital stock ranking senior to, or on a parity with, the Series A Preferred Stock and with respect to certain amendments to the Company's Articles of Incorporation, (ii) if the Company shall have failed to declare and pay dividends on the Series A Preferred Stock for any six quarterly payment periods, in which event the holders of the Series A Preferred Stock shall be entitled to elect two directors to the Company's Board of Directors until the full dividends accumulated have been declared and paid and (iii) as required by law. The warrants issued with the 8% Note will vest in accordance with the schedule described above, provided that the Series A Preferred Stock remains outstanding.

    In addition, as part of the Financing, the Company issued to Bull Run Corporation and to J. Mack Robinson, Chairman of the Board of Bull Run Corporation and interim President and Chief Executive Officer and a director of the Company, and certain of his affiliates, for $10 million, 1,000 shares of Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"). Subject to certain limitations, holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for payment, cumulative dividends at an annual rate of $600 per share, except that the Company at its option may pay such dividends in cash or in additional shares of Series B Preferred Stock valued, for the purpose of determining the number of shares (or fraction thereof) of such Series B Preferred Stock to be issued, at $10,000 per share. The Series B Preferred Stock has priority as to dividends over the Common Stock and any other series or class of the Company's stock which ranks junior as to dividends as to the Series B Preferred Stock. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock will be entitled to receive a liquidation price of $10,000 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock which ranks junior as to liquidation rights to the Series B Preferred Stock. The Series B Preferred Stock may be redeemed at the option of the Company, in whole or in part, at any time or from time to time, at $10,000 per share, plus an amount equal to any accrued and unpaid dividends to the redemption date and such redemption price may be paid, at the Company's option, in cash or in shares of Class A Common Stock. The holders of shares of Series B Preferred Stock will not be entitled to vote on any matter except (i) with respect to the authorization or issuance of capital stock ranking senior to, or on a parity with, the Series B Preferred Stock and with respect to certain amendments to the Company's Articles of Incorporation,
(ii) if the Company shall have failed to declare and pay dividends on the Series B Preferred Stock for any six quarterly payment periods, in which event the holders of the Series B Preferred Stock shall be entitled to elect two directors to the Company's Board of Directors until the full dividends accumulated have been declared and paid and (iii) as required by law. The shares of the Series A Preferred Stock and Series B Preferred Stock will rank PARI PASSU as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company.

    In connection with the issuance of the Series B Preferred Stock as part of the Financing, (i) the Company issued to Bull Run Corporation, J. Mack Robinson and certain of his affiliates, warrants entitling the holder thereof to purchase 500,000 shares of Class A Common Stock at an exercise price equal to $24.00 per share (subject to customary antidilution provisions), representing 10.0% of the issued and outstanding shares of Class A Common Stock as of the record date, after giving effect to the exercise of such warrants. Of these warrants, 300,000 vested upon issuance, with the remaining warrants vesting in five equal installments commencing on the first anniversary of the date of issuance. The warrants may not be exercised prior to the second anniversary of the date of issuance and will expire on the tenth anniversary of the date of issuance. The Company obtained a written opinion from The Robinson-Humphrey Company, Inc. stating that the terms and conditions of the Series B Preferred Stock and the warrants are fair to the shareholders of the Company from a financial point of view.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return of the Company's Class A Common Stock and Class B Common Stock, for the period from March 27, 1992 and September 24, 1996 (when the Company's Class A Common Stock and Class B Common Stock first became publicly traded, respectively) to December 31, 1996 as compared to stock market total return indexes for (i) the New York Stock Exchange and (ii) the New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Standard Industrial Classification Code. In July 1995, the Class A Common Stock was listed on The New York Stock Exchange. The graph assumes that $100 was invested in the Class A Common Stock and Class B Common Stock in each such index on March 27, 1992 and September 24, 1996, respectively, and all dividends were reinvested.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  GRAY COMMUNICATIONS SYSTEMS         SIC CODE INDEX       NYSE MARKET INDEX
3/27/1992                                  $100.00             $100.00                  $100.00
12/31/1992                                  145.22              109.67                   108.91
12/31/1993                                  176.16              143.69                   123.66
12/30/1994                                  194.91              111.67                   121.26
12/29/1995                                  322.55              132.89                   157.23
9/24/1996                                   370.96              139.61                   176.91
12/31/1996                                  341.93              147.81                   189.40

                  GRAY COMMUNICATIONS SYSTEMS B
3/27/1992
12/31/1992
12/31/1993
12/30/1994
12/29/1995
9/24/1996                                     100.00
12/31/1996                                     87.29

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    J. Mack Robinson, interim President, Chief Executive Officer and a director of the Company, is Chairman of the Board of Bull Run Corporation and the beneficial owner of approximately 29.3% of the outstanding shares of common stock, par value $.01 per share ("Bull Run Common Stock"), of Bull Run Corporation (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., interim Executive Vice President -- Acquisitions and a director of the Company, is President, Chief Executive Officer and a director of Bull Run Corporation and the beneficial owner of approximately 13.1% of the outstanding shares of Bull Run Common Stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Prather). Mr. Prather is also a member of the Board of Directors of CSP and Host. Hilton H. Howell, Jr., a director of the Company, is Vice President, Secretary and a director of Bull Run Corporation. See "Compensation Committee Interlocks and Insider Participation" for a description of certain business relationships between the Company and Messrs. Prather and Robinson, Host, CSP and Bull Run Corporation.

    In connection with the initial purchase by Bull Run Corporation and its affiliates in 1993 of the shares owned by a former principal shareholder of the Company, in the application for approval of that transaction by the FCC, Bull Run Corporation and its affiliates: (i) agreed not to cause more than three of its designees to be elected to the Board of Directors of the Company; (ii) stated that Bull Run Corporation and its affiliates have acquired the common stock of the Company for investment purposes only and not with the intent to control the Company; (iii) agreed not to solicit proxies for votes on matters before the Company's shareholders; (iv) represented that no individual affiliated with Bull Run Corporation would serve as an officer or key employee of the Company; and (v) agreed to file an appropriate application with the FCC in the event these circumstances were to change.

    The Company has filed an application seeking approval from the FCC for the transfer of de facto control of the Company, as defined by FCC rules and policies, to J. Mack Robinson, an affiliate of Bull

Run Corporation, in order that Mr. Robinson and Mr. Prather, also an affiliate of Bull Run Corporation, can remain active in the management of the Company and to terminate the other FCC related restrictions on Bull Run Corporation and its affiliates.

           APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS OF COMPANY
                                   (ITEM TWO)

    The Board of Directors has appointed Ernst & Young LLP, certified public accountants, as independent auditors of the Company and its subsidiaries for the year ending December 31, 1997. The appointment of this firm was recommended to the Board by the Audit Committee.

    Ernst & Young LLP has served the Company and its subsidiaries in this capacity since 1967. The firm has advised the Company that neither the firm nor any of its partners holds any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

    One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    The Board of Directors recommends the appointment of Ernst & Young LLP as independent auditors for the Company. If the appointment is not approved by a majority of the votes cast at the meeting on this proposal, the appointment of independent auditors will be reconsidered by the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SELECTION OF AUDITORS.

                               OTHER INFORMATION

    All information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

         SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT ANNUAL MEETING

    Any proposal of a shareholder of the Company to be presented at the next Annual Meeting of the Shareholders of the company must be received by the Secretary of the Company at the address set forth below on or before December 10, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

    The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                          Robert A. Beizer
                                          SECRETARY

Dated: April 9, 1997
P.O. Box 48
Albany, Georgia 31702-0048

PROXY

                          GRAY COMMUNICATIONS SYSTEMS, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned does hereby constitute and appoint WILLIAM E. MAYHER, III and J. MACK ROBINSON and each of them with power of substitution to each, the proxies of the undersigned to vote all shares of GRAY COMMUNICATIONS SYSTEMS, INC. which the undersigned may be entitled to vote at the Annual Meeting of its stockholders to be held on May 1, 1997, at 9:30 a.m., local time, and at any adjournment or adjournments thereof upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or adjournment thereof. Said proxies are directed to vote or to refrain from voting as checked below upon the following matters, and otherwise in their discretion upon other matters in connection with the following or otherwise as may properly come before the meeting or any adjournment thereof.

                            (CONTINUED ON THE OTHER SIDE)


                               - FOLD AND DETACH HERE -

1.  Election of seven (7) Directors as listed below.

    NOMINEES: Richard L. Boger, Hilton H. Howell, Jr., William E. Mayher, III,
              Howell W. Newton, Hugh Norton, Robert S. Prather, Jr., and J. Mack Robinson

       FOR (all accept            WITHHOLD
            as listed             AUTHORITY
              below)
              [   ]                 [   ]

(INSTRUCTIONS: To refrain from voting on any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to approve the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 1997.


                   FOR            AGAINST             ABSTAIN

                  [   ]           [   ]                [   ]


              UNLESS OTHERWISE SPECIFIED ABOVE, THIS PROXY
              SHALL BE VOTED "FOR" EACH OF THE PROPOSALS.


SIGNATURE(S)__________________SIGNATURE(S)_______________DATE____________, 1997
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                               - FOLD AND DETACH HERE -